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                                                                   Exhibit 99.1



                           Kathleen S. Dvorak
                           Sr. Vice President, Investor Relations and
                             Financial Administration
                                      or
                           Eileen A. Kamerick
                           Executive Vice President and Chief Financial Officer United Stationers Inc.
                           (847) 699-5000

                           FOR IMMEDIATE RELEASE


          LAGASSE BROS. INC. SIGNS A DEFINITIVE AGREEMENT FOR ACQUISITION TO EXPAND ITS PRESENCE IN THE JANITORIAL AND SANITATION MARKET

     Des Plaines, Ill., Dec. 20, 2000 -- United Stationers (NASDAQ: USTR) announced today that its Lagasse Bros. subsidiary signed a definitive purchase agreement with Peerless Paper Mills, Inc. of Oaks, Pennsylvania. Peerless, with annual sales of approximately $75 million, currently offers janitorial/sanitation, paper, and food service products to more than 2,000 distributor customers in eighteen states across the Northeast and Midwest.
The transaction is expected to close early next month subject to the satisfaction of various conditions, including the completion of due diligence.

OPPORTUNITY TO EXPAND MARKET AND GROW JANITORIAL/SANITATION BUSINESS

     "Our janitorial/sanitation subsidiary, Lagasse Bros., has been a very profitable segment of our business since we acquired it in 1996 and is our fastest growing product category," said Randall W. Larrimore, president and chief executive officer of United Stationers. "The acquisition of Peerless will allow Lagasse to further build this business by increasing scale and coverage in the Northeast and the Midwest. With Peerless' added distribution capacity, logistics capabilities, sales coverage and marketing skills, as well as a variety of incremental product offerings, we expect to quickly expand our market presence. We gain additional facilities in several new
markets and nearly 400,000 sq. ft. of distribution capacity.   Peerless'
brand new, state-of-the-art, 200,000 sq. ft. facility outside Philadelphia affords strong operating efficiencies."

     "This is a good strategic and cultural fit for us - Peerless is a profitable and well-respected company," continued Larrimore. "They have product lines that complement and expand those of Lagasse Bros., particularly in the areas of paper and food service products; products that can be effectively distributed throughout existing Lagasse markets. We also anticipate that as a result of this acquisition and the additional distribution scale it affords, we should realize some opportunities for additional third-party fulfillment business. We expect that this transaction will be accretive to earnings in 2001."

     Tim Feeheley, president of Lagasse Bros. added, "We are very excited that Peerless is joining us. They have an excellent track record and operate a profitable business that has experienced high teen annual sales growth for each of the last two years. They have experienced management at all levels of their organization and bring significant opportunities for expanded product and service offerings, increased customer and channel penetration, and improved cost leveraging. This acquisition helps to both broaden and deepen our customer base while enhancing our operating capabilities. All of these factors should provide us with a better combined platform for future growth and solid profitability."

     Bill Sheppard, president of Peerless Paper Mills comments, "Peerless and Lagasse share a common business vision to create value for our customers and suppliers in the distribution chain. Both companies have excellent, long-standing reputations for professionalism, uncompromising business ethics, and high quality products and service, making the transaction a very good cultural fit for associates of Peerless."

                                   -more-

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United Stationers Signs A Definitive Agreement
To Acquire Peerless Paper Mills, Inc. To Expand
Its Presence In The Janitorial/Sanitation Market
Page 2


ABOUT UNITED STATIONERS

     United Stationers Inc., with trailing 12-month sales of $3.8 billion, is North America's largest distributor of business products to resellers. Its integrated computer-based distribution system makes more than 35,000 items available to 20,000 resellers. United is able to ship products within 24 hours of order placement because of its 39 United Stationers Supply Co. regional distribution centers, 22 Lagasse distribution centers that serve the janitorial and sanitation industry, six Azerty distribution centers that serve computer supply resellers, three distribution centers that serve the Canadian marketplace and a dedicated distribution center that will service clients of THE ORDER PEOPLE. Its focus on fulfillment excellence has given the company a 98+ percent order fill rate, a 99.5 percent order accuracy rate, and a 99 percent on-time delivery rate. For more information, visit www.unitedstationers.com.

ABOUT LAGASSE BROS. INC.

     Lagasse Bros. Inc. is the nation's leading wholesale source for over 7,000 janitorial and sanitary maintenance products. Through its nationwide network of 22 distribution centers, Lagasse serves distributor customers from the janitorial and sanitation maintenance industry, including distributors focused on the paper, industrial, foodservice, safety, material handling and healthcare channels. Lagasse is recognized in the marketplace as a distribution partner, providing integrated fulfillment, sales support and value-added marketing solutions to its customers.

FORWARD-LOOKING STATEMENTS

     WITH THE EXCEPTION OF STATEMENTS ON HISTORICAL EVENTS, THE INFORMATION PRESENTED IN THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE INFORMATION PRESENTED HERE. THESE RISKS AND UNCERTAINTIES AFFECTING THIS RELEASE INCLUDE, BUT ARE NOT LIMITED TO THE COMPLETION OF THE PROPOSED PEERLESS PAPER MILLS, INC. ACQUISITION, THE INTEGRATION OF ACQUISITIONS, CHANGES IN END-USERS' DEMANDS FOR BUSINESS AND JANITORIAL/SANITATION PRODUCTS, CUSTOMER CREDIT RISK, THE COMPANY'S RELIANCE ON CERTAIN KEY SUPPLIERS, THE EFFECTS OF FLUCTUATIONS IN MANUFACTURERS' PRICING AND GENERAL ECONOMIC CONDITIONS, AND THE HIGHLY COMPETITIVE ENVIRONMENT IN WHICH THE COMPANY OPERATES. A DESCRIPTION OF THESE AND OTHER FACTORS THAT COULD AFFECT THE COMPANY'S BUSINESS ARE SET FORTH IN FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INCLUDING THE COMPANY'S LATEST 10-K AND 10-Q.

     The company's common stock is included in the S&P SmallCap 600 Index.
It trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol: USTR.






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